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                                                                    EXHIBIT 23.2

              INDEPENDENT AUDITORS' CONSENT AND REPORT ON SCHEDULE

The Board of Directors and Shareholders of Providence Journal Company:

  The audits of the consolidated financial statements of Providence Journal Company and Subsidiaries referred to in our report dated February 11, 1994, except as to note 2 which is as of November 18, 1994, and note 11(b) which is as of October 26, 1994, included the related financial statement schedule as of December 31, 1993, and for each of the years in the two year period ended December 31, 1993, included in the Joint Proxy Statement-Prospectus. Our report refers to a change in method of accounting for income taxes and a change in method of accounting for postretirement benefits in 1992. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

  We consent to the use of our reports on the consolidated financial statements of Providence Journal Company and Subsidiaries, and the combined financial statements of Providence Journal Cable, included herein and to the reference to our firm under the heading "Experts" in the Joint Proxy Statement-Prospectus.

                                          KPMG Peat Marwick LLP

Providence, Rhode Island
January 25, 1994